Exhibit 12.1

ASBURY AUTOMOTIVE GROUP, INC.

COMPUTATION OF FINANCIAL RATIOS

(in millions, except ratios)

Ratio of earnings to fixed charges	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2014		2013		2012		2011		2010		2009
EARNINGS COMPUTATION:
Income from continuing operations	$100.1		$101.1		$83.3		$46.5		$35.4		$23.5
Income tax expense	63.4		64.2		50.0		28.7		22.1		14.0
Fixed charges	42.6		59.4		57.9		60.1		58.0		58.9
Amortization of capitalized interest	0.2		0.2		0.2		0.2		0.1		0.1
Capitalized interest	(0.7)		(1.3)		(0.9)		(0.4)		(0.5)		(0.4)

Earnings for purposes of computation	$205.6		$223.6		$190.5		$135.1		$115.1		$96.1

FIXED CHARGES COMPUTATION:
Interest expense	$27.3		$37.5		$34.4		$38.1		$34.6		$34.1
Floor plan interest expense	8.5		11.6		10.7		8.9		8.7		10.0
Amortization of deferred financing fees	1.7		2.4		2.5		2.7		2.6		3.1
Swap interest expense	1.5		2.5		5.0		5.5		6.6		6.6
Interest component of rent expense	2.9		4.1		4.4		4.5		5.0		4.7
Capitalized interest	0.7		1.3		0.9		0.4		0.5		0.4

Fixed charges for purposes of computation	$42.6		$59.4		$57.9		$60.1		$58.0		$58.9

RATIO OF EARNINGS TO FIXED CHARGES	4.83	x	3.76	x	3.29	x	2.25	x	1.98	x	1.63	x